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                                                                          EXHIBIT 11

AMERICAN GAMING & ENTERTAINMENT, LTD.
COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                   Three Months Ended              Nine Months Ended
                                     September 30,                  September 30,
                                  1999             1998           1999            1998
                                  ____             ____           ____            ____

Weighted average number
 of shares for computation     12,532,102      12,532,102     12,532,102       12,532,102
                               ==========      ==========     ==========       ==========

Net income (loss)             $10,431,000     $(2,060,000)    $9,981,000      $(5,914,000)

Dividends and accretion
on preferred stock                467,000         467,000      1,400,000        1,400,000
                                  _______         _______      _________        _________

Net income (loss) for common
stockholders                   $9,964,000     $(2,527,000)    $8,581,000      $(7,314,000)
                               ==========     ============    ==========      ============

Income (loss) for common
stockholders per common
share                               $0.80          $(0.20)         $0.68           $(0.58)
                                    =====          =======         =====           =======
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